Exhibit 99.1

Lefteris Acquisition Corp.
Announces Pricing of $200 Million Initial Public Offering

BOSTON—(BUSINESS WIRE) Lefteris Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units are expected to be listed for trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “LFTRU” beginning October 21, 2020. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share.

Once the securities comprising the units begin separate trading, the Company expects that its Class A common stock and warrants will be listed on Nasdaq under the symbols ‘‘LFTR” and ‘‘LFTRW,’’ respectively.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to focus on businesses in the financial technology sector (“FinTech”), with a particular emphasis on businesses providing technology for financial services (“WealthTech”), regulatory and compliance functions (“RegTech”), insurance services (“InsurTech”), wealth and asset management or employee benefits and payroll processing functions.

Morgan Stanley & Co. LLC is acting as book-running manager. The Company has granted the underwriters a 45-day option to purchase up to 3,000,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

A registration statement relating to the securities became effective on October 20, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is expected to close on October 23, 2020, subject to customary closing conditions.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the Company’s plans with respect to the target industry for a potential business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov.

The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:
Jon Isaacson
Chief Financial Officer and Chief Corporate Development Officer jon@lefteris.company